Citigroup Global Markets Holdings Inc.	September 16, 2022 Medium-Term Senior Notes, Series N Pricing Supplement No. 2022-USNCH13743 Filed Pursuant to Rule 424(b)(8) Registration Statement Nos. 333-255302 and 333-255302-03

Callable Contingent Coupon Market-Linked Notes Based on the Worst Performing of the Nasdaq-100 Total Return 2% Decrement Index, the Russell 2000 2% Decrement Index and the S&P 500® 3% Decrement Index TR Due September 19, 2025

Overview

▪	The notes offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The notes offer the potential for periodic contingent coupon payments at the rate specified below. You will receive a contingent coupon payment on a contingent coupon payment date if, and only if, the closing value of the worst performing underlying on the immediately preceding valuation date is greater than or equal to its coupon barrier value specified below.

▪	We have the right to call the notes for mandatory redemption on any potential redemption date specified below.

▪	The performance of the notes will depend solely on the performance of the worst performing of the underlyings specified below. You will be subject to risks associated with each of the underlyings and will be negatively affected by adverse movements in any one of the underlyings. In addition, you will not receive dividends with respect to any of the stocks that make up the underlyings or participate in any appreciation of any underlying.

▪	Investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlyings:	Underlying	Initial underlying value*	Coupon barrier value**
	Nasdaq-100 Total Return 2% Decrement Index	841.52	673.216
	Russell 2000 2% Decrement Index	1,338.37	1,070.696
	S&P 500® 3% Decrement Index TR	810.50	648.400
*For each underlying, its closing value on the pricing date **For each underlying, 80.00% of its initial underlying value
Stated principal amount:	$1,000 per note
Pricing date:	September 16, 2022
Issue date:	September 21, 2022
Contingent coupon payment dates:	The 19th day of each month, beginning in October 2022. Each contingent coupon payment date is subject to postponement to the next succeeding business day if such day is not a business day. In addition, if the valuation date immediately preceding any contingent coupon payment date is postponed, that contingent coupon payment date will be postponed to the third business day following that valuation date as postponed; provided that the contingent coupon payment date with respect to the final valuation date will be the maturity date. No interest will accrue as a result of any delayed payment.
Valuation dates:

October 14, 2022, November 16, 2022, December 14, 2022, January 13, 2023, February 15, 2023, March 15, 2023, April 14, 2023, May 16, 2023, June 14, 2023, July 14, 2023, August 16, 2023, September 14, 2023, October 16, 2023, November 15, 2023, December 14, 2023, January 16, 2024, February 14, 2024, March 14, 2024, April 16, 2024, May 15, 2024, June 14, 2024, July 16, 2024, August 14, 2024, September 16, 2024, October 16, 2024, November 14, 2024, December 16, 2024, January 15, 2025, February 13, 2025, March 14, 2025, April 15, 2025, May 14, 2025, June 16, 2025, July 16, 2025, August 14, 2025 and September 16, 2025 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or if a market disruption event occurs.

Maturity date:	Unless earlier redeemed, September 19, 2025
Contingent coupon:	On each contingent coupon payment date, unless previously redeemed, the notes will pay a contingent coupon equal to 0.4583% of the stated principal amount of the notes (equivalent to a contingent coupon rate of approximately 5.50% per annum) if and only if the closing value of the worst performing underlying on the immediately preceding valuation date is greater than or equal to its coupon barrier value. If the closing value of the worst performing underlying on any valuation date is less than its coupon barrier value, you will not receive any contingent coupon payment on the immediately following contingent coupon payment date.
Payment at maturity:	If the notes are not redeemed prior to maturity, you will receive at maturity, for each note you then hold, the stated principal amount plus the final contingent coupon payment, if applicable.
Listing:	The notes will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per note:	$1,000.00	$7.50	$992.50
Total:	$508,000.00	$3,810.00	$504,190.00

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the notes is $966.60 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $7.50 for each note sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per note proceeds to issuer indicated above represent the minimum per note proceeds to issuer for any note, assuming the maximum per note underwriting fee. As noted above, the underwriting fee is variable.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-03-08 dated May 11, 2021       Underlying Supplement No. 10 dated May 11, 2021
Prospectus Supplement and Prospectus each dated May 11, 2021

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Redemption:	We may call the notes, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each note you then hold an amount in cash equal to $1,000.00 plus the related contingent coupon payment, if any.
Potential redemption dates:	The contingent coupon payment dates related to the valuation dates scheduled to occur on September 19, 2023, December 19, 2023, March 19, 2024, June 20, 2024, September 19, 2024, December 19, 2024, March 19, 2025 and June 20, 2025
Worst performing underlying:	For any valuation date, the underlying with the lowest underlying return determined as of that valuation date
Underlying return:	For each underlying on any valuation date, (i) its closing value on that valuation date minus its initial underlying value, divided by (ii) its initial underlying value
CUSIP / ISIN:	17330RTW5 / US17330RTW50
PS-2

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of each underlying will be determined and about adjustments that may be made to the terms of the notes upon the occurrence of market disruption events and other specified events with respect to each underlying. The accompanying underlying supplement contains important disclosures regarding the reference index on which each underlying is ultimately based that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Closing value. The closing value of each underlying is its closing level, as described in the accompanying product supplement.

PS-3

Citigroup Global Markets Holdings Inc.

Hypothetical Examples of Contingent Coupon Payments

The examples below illustrate how to determine whether a contingent coupon will be paid. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the notes.

The examples below are based on the following hypothetical values and do not reflect the actual initial underlying values or coupon barrier values of the underlyings. For the actual initial underlying value and coupon barrier value of each underlying, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the notes work. However, you should understand that the actual payments on the notes will be calculated based on the actual initial underlying value and coupon barrier value of each underlying, and not the hypothetical values indicated below. For ease of analysis, figures below have been rounded.

Underlying	Hypothetical initial underlying value	Hypothetical coupon barrier value
Nasdaq-100 Total Return 2% Decrement Index	100.00	80.00 (80.00% of its hypothetical initial underlying value)
Russell 2000 2% Decrement Index	100.00	80.00 (80.00% of its hypothetical initial underlying value)
S&P 500® 3% Decrement Index TR	100.00	80.00 (80.00% of its hypothetical initial underlying value)

Hypothetical Examples of Contingent Coupon Payments Following a Valuation Date

The two hypothetical examples below illustrate how to determine whether a contingent coupon will be paid following a hypothetical valuation date, assuming that the closing values of the underlyings on the hypothetical valuation date are as indicated below.

	Hypothetical closing value of the Nasdaq-100 Total Return 2% Decrement Index on hypothetical valuation date	Hypothetical closing value of the Russell 2000 2% Decrement Index on hypothetical valuation date	Hypothetical closing value of the S&P 500® 3% Decrement Index TR on hypothetical valuation date	Hypothetical payment per $1,000.00 note on related contingent coupon payment date
Example 1	120 (underlying return = (120 - 100) / 100 = 20%)	85 (underlying return = (85 - 100) / 100 = -15%)	115 (underlying return = (115 - 100) / 100 = 15%)	$4.583 (contingent coupon is paid)
Example 2	45 (underlying return = (45 - 100) / 100 = -55%)	120 (underlying return = (120 - 100) / 100 = 20%)	160 (underlying return = (160 - 100) / 100 = 60%)	$0.00 (no contingent coupon)

Example 1: On the hypothetical valuation date, the Russell 2000 2% Decrement Index has the lowest underlying return and, therefore, is the worst performing underlying on the hypothetical valuation date. In this scenario, the closing value of the worst performing underlying on the hypothetical valuation date is greater than its coupon barrier value. As a result, investors in the notes would receive the contingent coupon payment on the related contingent coupon payment date.

Example 2: On the hypothetical valuation date, the Nasdaq-100 Total Return 2% Decrement Index has the lowest underlying return and, therefore, is the worst performing underlying on the hypothetical valuation date. In this scenario, the closing value of the worst performing underlying on the hypothetical valuation date is less than its coupon barrier value. As a result, investors would not receive any payment on the related contingent coupon payment date.

Investors in the notes will not receive a contingent coupon on the contingent coupon payment date following a valuation date if the closing value of the worst performing underlying on that valuation date is less than its coupon barrier value. Whether a contingent coupon is paid following a valuation date depends solely on the closing value of the worst performing underlying on that valuation date.

PS-4

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with each underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if you do not receive one or more, or any contingent coupon payments. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return at a market rate. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may provide a return that is lower than the return on alternative investments is appropriate for you.

▪	You will not receive any contingent coupon on the contingent coupon payment date following any valuation date on which the closing value of the worst performing underlying on that valuation date is less than its coupon barrier value. A contingent coupon payment will be made on a contingent coupon payment date if and only if the closing value of the worst performing underlying on the immediately preceding valuation date is greater than or equal to its coupon barrier value. If the closing value of the worst performing underlying on any valuation date is less than its coupon barrier value, you will not receive any contingent coupon payment on the immediately following contingent coupon payment date. If the closing value of the worst performing underlying on each valuation date is below its coupon barrier value, you will not receive any contingent coupon payments over the term of the notes.

▪	The notes are subject to heightened risk because they have multiple underlyings. The notes are more risky than similar investments that may be available with only one underlying. With multiple underlyings, there is a greater chance that any one underlying will perform poorly, adversely affecting your return on the notes.

▪	The notes are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. You are subject to risks associated with each of the underlyings. If any one underlying performs poorly, you will be negatively affected. The notes are not linked to a basket composed of the underlyings, where the blended performance of the underlyings would be better than the performance of the worst performing underlying alone. Instead, you are subject to the full risks of whichever of the underlyings is the worst performing underlying.

▪	You will not benefit in any way from the performance of any better performing underlying. The return on the notes depends solely on the performance of the worst performing underlying, and you will not benefit in any way from the performance of any better performing underlying.

▪	You will be subject to risks relating to the relationship between the underlyings. It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that their closing values tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlyings to perform poorly. It is impossible to predict what the relationship between the underlyings will be over the term of the notes. The underlyings differ in significant ways and, therefore, may not be correlated with each other.

▪	We may redeem the notes at our option, which will limit your ability to receive the contingent coupon payments. We may redeem the notes on any potential redemption date. In the event that we redeem the notes, you will receive the stated principal amount of your notes and the related contingent coupon payment, if any. Thus, the term of the notes may be limited. If we redeem the notes prior to maturity, you will not receive any additional contingent coupon payments. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. If we redeem the notes prior to maturity, it is likely to be at a time when the underlyings are performing in a manner that would otherwise have been favorable to you. By contrast, if the underlyings are performing unfavorably from your perspective, we are less likely to redeem the notes. If we redeem the notes, we will do so at a time that is advantageous to us and without regard to your interests.

PS-5

Citigroup Global Markets Holdings Inc.

▪	The notes do not offer any upside exposure to any underlying. You will not participate in any appreciation in the value of any underlying over the term of the notes. Consequently, your return on the notes will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on any underlying over the term of the notes. In addition, as an investor in the notes, you will not receive any dividends or other distributions or have any other rights with respect to any of the stocks that make up the underlyings.

▪	The performance of the notes will depend on the closing values of the underlyings solely on the valuation dates, which makes the notes particularly sensitive to volatility in the closing values of the underlyings on or near the valuation dates. Whether the contingent coupon will be paid on any given contingent coupon payment date will depend on the closing values of the underlyings solely on the applicable valuation dates, regardless of the closing values of the underlyings on other days during the term of the notes. If the notes are not redeemed prior to maturity, what you receive at maturity will depend solely on the closing value of the worst performing underlying on the final valuation date, and not on any other day during the term of the notes. Because the performance of the notes depends on the closing values of the underlyings on a limited number of dates, the notes will be particularly sensitive to volatility in the closing values of the underlyings on or near the valuation dates. You should understand that the closing value of each underlying has historically been highly volatile.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the stocks that constitute the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the notes.

PS-6

Citigroup Global Markets Holdings Inc.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the stocks that constitute the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Notes—Risk Factors Relating to All Notes—The value of your notes prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing values of the underlyings may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	Each underlying is likely to underperform the price return of its reference index, which means that the notes are riskier than otherwise similar securities linked to the reference indices of the underlyings. Each underlying is designed to track the “total return” version of its reference index (that is, a version that reflects the hypothetical reinvestment of dividends in the index) less a fixed decrement per annum. The deduction of this fixed decrement is intended to make each underlying comparable to the “price return” version of its reference index (that is, a version that does not include a reinvestment of dividends), but with a deduction of a fixed decrement from the total return of its reference index rather than a deduction of the actual dividend yield on the stocks that make up its reference index. If the fixed decrement for an underlying is greater than the actual dividend yield on its reference index, then that underlying will underperform the price return of its reference index. As of the date of this pricing supplement, the fixed decrement for each underlying is greater than market expectations of the dividend yield on each underlying’s reference index, and as a result each underlying is expected to underperform the price return of its reference index. This means that there is a greater risk of an adverse investment outcome under the notes than there would be on otherwise comparable notes linked to the price return version of the reference index of each underlying. See the annexes to this pricing supplement for more information about each underlying and its reference index.

▪	The Russell 2000 2% Decrement Index is subject to risks associated with small capitalization stocks. The stocks that constitute the index upon which the Russell 2000 2% Decrement Index is ultimately based are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	Our offering of the notes is not a recommendation of any underlying. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlyings or in instruments related to the underlyings or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the notes.

▪	The closing value of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions directly in the stocks that constitute the underlyings or in financial instruments related to the underlyings or such stocks and may adjust such positions during the term of the notes. Our affiliates also take positions in the stocks that constitute the underlyings or in financial instruments related to the underlyings or such stocks on a regular basis (taking long or short positions or both), for their accounts,

PS-7

Citigroup Global Markets Holdings Inc.

for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur during the term of the notes, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the notes. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes. See “Risk Factors Relating to the Notes—Risk Factors Relating to All Notes—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes” in the accompanying product supplement.

▪	Changes that affect the underlyings may affect the value of your notes. The sponsors of the underlyings may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the underlyings. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlyings and the value of and your return on the notes.

PS-8

Citigroup Global Markets Holdings Inc.

Information About the Nasdaq-100 Total Return 2% Decrement Index

For information about the Nasdaq-100 Total Return 2% Decrement Index, see Annex A to this pricing supplement.

Hypothetical Back-tested and Historical Performance Information

This section contains hypothetical back-tested performance information for the Nasdaq-100 Total Return 2% Decrement Index calculated by Nasdaq, Inc. All Nasdaq-100 Total Return 2% Decrement Index performance information prior to April 12, 2021 is hypothetical and back-tested, as the Nasdaq-100 Total Return 2% Decrement Index did not exist prior to that date. Hypothetical back-tested performance information is subject to significant limitations. The publisher of the Nasdaq-100 Total Return 2% Decrement Index developed the rules of the index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the rules would have caused the Nasdaq-100 Total Return 2% Decrement Index to perform had it existed during the hypothetical back-tested period. The fact that the Nasdaq-100 Total Return 2% Decrement Index appreciated at any time during the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the index methodology. Furthermore, the hypothetical back-tested performance of the Nasdaq-100 Total Return 2% Decrement Index might look different if it covered a different historical period. The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

It is impossible to predict whether the Nasdaq-100 Total Return 2% Decrement Index will rise or fall. By providing the hypothetical back-tested and historical performance information below, we are not representing that the Nasdaq-100 Total Return 2% Decrement Index is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance. The actual future performance of the Nasdaq-100 Total Return 2% Decrement Index may bear no relation to its hypothetical back-tested or historical performance.

The closing value of the Nasdaq-100 Total Return 2% Decrement Index on September 16, 2022 was 841.52. The graph below shows the hypothetical back-tested closing values of the Nasdaq-100 Total Return 2% Decrement Index for the period from January 3, 2012 to April 9, 2021, and historical closing values of the Nasdaq-100 Total Return 2% Decrement Index for the period from April 12, 2021 to September 16, 2022. All data to the left of the vertical red line in the graph below are hypothetical and back-tested. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the hypothetical back-tested and historical values of the Nasdaq-100 Total Return 2% Decrement Index as an indication of future performance.

Nasdaq-100 Total Return 2% Decrement Index – Hypothetical Back-Tested and Historical Closing Values January 3, 2012 to September 16, 2022

PS-9

Citigroup Global Markets Holdings Inc.

Information About the Russell 2000 2% Decrement Index

For information about the Russell 2000 2% Decrement Index, see Annex B to this pricing supplement.

Hypothetical Back-tested and Historical Performance Information

This section contains hypothetical back-tested performance information for the Russell 2000 2% Decrement Index calculated by FTSE Russell. All Russell 2000 2% Decrement Index performance information prior to April 21, 2021 is hypothetical and back-tested, as the Russell 2000 2% Decrement Index did not exist prior to that date. Hypothetical back-tested performance information is subject to significant limitations. The publisher of the Russell 2000 2% Decrement Index developed the rules of the index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the rules would have caused the Russell 2000 2% Decrement Index to perform had it existed during the hypothetical back-tested period. The fact that the Russell 2000 2% Decrement Index appreciated at any time during the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the index methodology. Furthermore, the hypothetical back-tested performance of the Russell 2000 2% Decrement Index might look different if it covered a different historical period. The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

It is impossible to predict whether the Russell 2000 2% Decrement Index will rise or fall. By providing the hypothetical back-tested and historical performance information below, we are not representing that the Russell 2000 2% Decrement Index is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance. The actual future performance of the Russell 2000 2% Decrement Index may bear no relation to its hypothetical back-tested or historical performance.

The closing value of the Russell 2000 2% Decrement Index on September 16, 2022 was 1,338.37. The graph below shows the hypothetical back-tested closing values of the Russell 2000 2% Decrement Index for the period from June 26, 2015 to April 20, 2021, and historical closing values of the Russell 2000 2% Decrement Index for the period from April 21, 2021 to September 16, 2022. All data to the left of the vertical red line in the graph below are hypothetical and back-tested. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the hypothetical back-tested and historical values of the Russell 2000 2% Decrement Index as an indication of future performance.

Russell 2000 2% Decrement Index – Hypothetical Back-Tested and Historical Closing Values June 26, 2015 to September 16, 2022

PS-10

Citigroup Global Markets Holdings Inc.

Information About the S&P 500® 3% Decrement Index TR

For information about the S&P 500® 3% Decrement Index TR, see Annex C to this pricing supplement.

Hypothetical Back-tested and Historical Performance Information

This section contains hypothetical back-tested performance information for the S&P 500® 3% Decrement Index TR calculated by S&P Dow Jones Indices LLC. All S&P 500® 3% Decrement Index TR performance information prior to January 28, 2019 is hypothetical and back-tested, as the S&P 500® 3% Decrement Index TR did not exist prior to that date. Hypothetical back-tested performance information is subject to significant limitations. The publisher of the S&P 500® 3% Decrement Index TR developed the rules of the index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the rules would have caused the S&P 500® 3% Decrement Index TR to perform had it existed during the hypothetical back-tested period. The fact that the S&P 500® 3% Decrement Index TR appreciated at any time during the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the index methodology. Furthermore, the hypothetical back-tested performance of the S&P 500® 3% Decrement Index TR might look different if it covered a different historical period. The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

It is impossible to predict whether the S&P 500® 3% Decrement Index TR will rise or fall. By providing the hypothetical back-tested and historical performance information below, we are not representing that the S&P 500® 3% Decrement Index TR is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance. The actual future performance of the S&P 500® 3% Decrement Index TR may bear no relation to its hypothetical back-tested or historical performance.

The closing value of the S&P 500® 3% Decrement Index TR on September 16, 2022 was 810.50. The graph below shows the hypothetical back-tested closing values of the S&P 500® 3% Decrement Index TR for the period from January 3, 2012 to January 25, 2019, and historical closing values of the S&P 500® 3% Decrement Index TR for the period from January 28, 2019 to September 16, 2022. All data to the left of the vertical red line in the graph below are hypothetical and back-tested. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the hypothetical back-tested and historical values of the S&P 500® 3% Decrement Index TR as an indication of future performance.

S&P 500® 3% Decrement Index TR – Hypothetical Back-Tested and Historical Closing Values January 3, 2012 to September 16, 2022

PS-11

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

In the opinion of our tax counsel, Davis Polk & Wardwell LLP, the notes will be treated as debt for U.S. federal income tax purposes. Based on current market conditions, we intend to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Variable Rate Debt Instruments.” Based on the advice of our tax counsel, this treatment of the notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Except where stated otherwise, the remaining discussion is based on this treatment.

Stated interest on the notes will be taxable to a U.S. Holder (as defined in the accompanying product supplement) as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of tax accounting. Upon the sale or other taxable disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued interest, which will be treated as a payment of interest) and the holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally equal the purchase price paid to acquire the note. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the note for more than one year at the time of disposition.

Possible Alternative Tax Treatment of an Investment in the Notes

If the notes are not treated as variable rate debt instruments, they would instead be subject to Treasury regulations governing “contingent payment debt instruments” as described in the section of the accompanying product supplement called “United States Federal Tax Considerations―Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments.” If the notes were treated as contingent payment debt instruments, (i) a U.S. Holder would be required to recognize interest income based on our “comparable yield” for a similar non-contingent debt instrument and a “projected payment schedule” in respect of the notes, adjusted each year to take account for the difference between the actual and the projected payments in that year, and (ii) gain with respect to a note would be treated as ordinary income.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of payments on or amounts received on the sale, exchange, redemption or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our tax counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-12

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $7.50 for each note sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $7.50 for each note they sell. For the avoidance of doubt, any fees or selling concessions described in this pricing supplement will not be rebated if we redeem the notes prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder,

PS-13

Citigroup Global Markets Holdings Inc.

are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2022 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

PS-14

Citigroup Global Markets Holdings Inc.

Annex A

Description of the Nasdaq-100 Total Return 2% Decrement Index

The Nasdaq-100 Total Return 2% Decrement Index is calculated, maintained and published by Nasdaq, Inc. All information contained in this pricing supplement regarding the Nasdaq-100 Total Return 2% Decrement Index has been derived from information provided by Nasdaq, Inc., without independent verification. This information reflects the policies of, and is subject to change by, Nasdaq, Inc. Nasdaq, Inc. has no obligation to continue to publish, and may discontinue publication of, the Nasdaq-100 Total Return 2% Decrement Index. The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Nasdaq, Inc. is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes. The Nasdaq-100 Total Return 2% Decrement Index was first published on April 12, 2021, and therefore has a limited performance history.

The Nasdaq-100 Total Return 2% Decrement Index tracks the “total return” version of the Nasdaq-100 Index® (that is, a version that gives effect to a hypothetical reinvestment in the index of dividends paid on the stocks that make up the index) less a fixed decrement of 2% per annum. The Nasdaq-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on The Nasdaq Stock Market. For more information about the Nasdaq-100 Index®, see “Equity Index Descriptions—The Nasdaq-100 Index®” in the accompanying underlying supplement. We refer to the Nasdaq-100 Index® as the “reference index” for the Nasdaq-100 Total Return 2% Decrement Index.

The deduction of the fixed decrement is designed to make the Nasdaq-100 Total Return 2% Decrement Index comparable to the “price return” version of the Nasdaq-100 Index® (that is, a version that does not include a reinvestment of dividends), but with a deduction of a fixed decrement from the total return of the Nasdaq-100 Index® rather than a deduction of the actual dividend yield on the stocks that make up the Nasdaq-100 Index®. The actual dividend yield on the stocks that make up the Nasdaq-100 Index® over any future period is uncertain. The use of a fixed decrement rather than actual dividend yield is designed to eliminate this uncertainty, which we expect to reduce the cost to us and our affiliates of hedging transactions that we intend to enter into in connection with the notes as compared to comparable transactions referencing the price return version of the Nasdaq-100 Index®.

Because of the deduction of the fixed decrement, the Nasdaq-100 Total Return 2% Decrement Index will underperform the total return of the Nasdaq-100 Index®. If the fixed decrement exceeds the dividend yield on the stocks that make up the Nasdaq-100 Index®, the Nasdaq-100 Total Return 2% Decrement Index will also underperform the price return of the Nasdaq-100 Index®.

The Nasdaq-100 Total Return 2% Decrement Index is reported by Bloomberg L.P. under the ticker symbol “XNDX2D.”

License

Citigroup Global Markets Inc. has entered into a non-exclusive license agreement with Nasdaq, Inc. providing for the license to Citigroup Global Markets Inc. and its affiliates, in exchange for a fee, of the right to use the Nasdaq-100 Index® in connection with certain notes, including the securities.

The license agreement between Nasdaq, Inc. and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement:

“The notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, Inc. with its affiliates are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Nasdaq-100 Index® to track general stock market performance. The Corporations’ only relationship to Citigroup Inc. and its affiliates is in the licensing of Nasdaq®, Nasdaq-100® and Nasdaq-100 Index® registered trademarks, service marks and certain trade names of the Corporations and the use of the Nasdaq-100 Index® which is determined, composed and calculated by Nasdaq, Inc. without regard to Citigroup Inc., its affiliates or the notes. Nasdaq, Inc. has no obligation to take the needs of Citigroup Inc., its affiliates or the owners of the notes into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP INC., ITS AFFILIATES, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

Comparison of Hypothetical Back-Tested and Historical Nasdaq-100 Total Return 2% Decrement Index Performance Against Historical Nasdaq-100 Index® Price Return Performance

The following graph sets forth a comparison of the hypothetical back-tested and historical performance of the Nasdaq-100 Total Return 2% Decrement Index against the historical price return performance of the Nasdaq-100 Index® from January 3, 2012 through September 16, 2022, each normalized to have a closing value of 100.00 on January 3, 2012 to facilitate a comparison.

PS-15

Citigroup Global Markets Holdings Inc.

All Nasdaq-100 Total Return 2% Decrement Index performance information prior to April 12, 2021 is hypothetical and back-tested, as the Nasdaq-100 Total Return 2% Decrement Index did not exist prior to that date. Hypothetical back-tested performance information is subject to the significant limitations described above under “Information About the Nasdaq-100 Total Return 2% Decrement Index”.

In the graph below, references to “XNDX2D” are to the Nasdaq-100 Total Return 2% Decrement Index and references to “NDX” are to the price return of the Nasdaq-100 Index®.

PAST PERFORMANCE OF THE NASDAQ-100 TOTAL RETURN 2% DECREMENT INDEX AND RELATIVE PERFORMANCE BETWEEN THE NASDAQ-100 TOTAL RETURN 2% DECREMENT INDEX AND THE PRICE RETURN OF THE NASDAQ-100 INDEX® ARE NOT INDICATIVE OF FUTURE PERFORMANCE

PS-16

Citigroup Global Markets Holdings Inc.

Annex B

Description of the Russell 2000 2% Decrement Index

The Russell 2000 2% Decrement Index is calculated, maintained and published by FTSE Russell. All information contained in this pricing supplement regarding the Russell 2000 2% Decrement Index has been derived from information provided by FTSE Russell, without independent verification. This information reflects the policies of, and is subject to change by, Nasdaq, Inc. FTSE Russell has no obligation to continue to publish, and may discontinue publication of, the Russell 2000 2% Decrement Index. The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. FTSE Russell is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes. The Russell 2000 2% Decrement Index was first published on April 21, 2021, and therefore has a limited performance history.

The Russell 2000 2% Decrement Index tracks the “total return” version of the Russell 2000® Index (that is, a version that gives effect to a hypothetical reinvestment in the index of dividends paid on the stocks that make up the index) less a fixed decrement of 2% per annum. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the Russell 2000® Index, see “Equity Index Descriptions—The Russell Indices” in the accompanying underlying supplement. We refer to the Russell 2000® Index as the “reference index” for the Russell 2000 2% Decrement Index.

The deduction of the fixed decrement is designed to make the Russell 2000 2% Decrement Index comparable to the “price return” version of the Russell 2000® Index (that is, a version that does not include a reinvestment of dividends), but with a deduction of a fixed decrement from the total return of the Russell 2000® Index rather than a deduction of the actual dividend yield on the stocks that make up the Russell 2000® Index. The actual dividend yield on the stocks that make up the Russell 2000® Index over any future period is uncertain. The use of a fixed decrement rather than actual dividend yield is designed to eliminate this uncertainty, which we expect to reduce the cost to us and our affiliates of hedging transactions that we intend to enter into in connection with the notes as compared to comparable transactions referencing the price return version of the Russell 2000® Index.

Because of the deduction of the fixed decrement, the Russell 2000 2% Decrement Index will underperform the total return of the Russell 2000® Index. If the fixed decrement exceeds the dividend yield on the stocks that make up the Russell 2000® Index, the Russell 2000 2% Decrement Index will also underperform the price return of the Russell 2000® Index.

The Russell 2000 2% Decrement Index is reported by Bloomberg L.P. under the ticker symbol “RTY2D.”

License

The notes are not sponsored, endorsed, sold, or promoted by London Stock Exchange Group plc or its affiliates (collectively, “LSE”) or any successor thereto or index owner and neither LSE nor any party hereto makes any representation or warranty whatsoever, whether express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in notes generally or in the notes particularly or the ability of the Russell Indices to track general stock market performance or a segment of the same. LSE’s publication of the Russell Indices in no way suggests or implies an opinion by LSE as to the advisability of investment in any or all of the securities upon which the Russell Indices are based. LSE is not responsible for and has not reviewed the notes or any associated literature or publications and LSE makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. LSE reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell Indices. LSE has no obligation or liability in connection with the administration, marketing or trading of the notes.

“Russell 1000® Index,” “Russell 2000® Index,” “Russell 3000® Index” and “Russell 3000ETM Index” are trademarks of LSE and have been licensed for use by Citigroup Global Markets Inc. and its affiliates. This transaction is not sponsored, endorsed, sold, or promoted by LSE and LSE makes no representation regarding the advisability of entering into this transaction.

LSE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL INDICES OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. LSE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP INC. AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL INDICES OR ANY DATA INCLUDED THEREIN. LSE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN RUSSELL AND CITIGROUP INC.

Comparison of Hypothetical Back-Tested and Historical Russell 2000 2% Decrement Index Performance Against Historical Russell 2000® Index Price Return Performance

The following graph sets forth a comparison of the hypothetical back-tested and historical performance of the Russell 2000 2% Decrement Index against the historical price return performance of the Russell 2000® Index from June 26, 2015 through September 16, 2022, each normalized to have a closing value of 100.00 on June 26, 2015 to facilitate a comparison.

All Russell 2000 2% Decrement Index performance information prior to April 21, 2021 is hypothetical and back-tested, as the Russell 2000 2% Decrement Index did not exist prior to that date. Hypothetical back-tested performance information is subject to the significant limitations described above under “Information About the Russell 2000 2% Decrement Index”.

PS-17

Citigroup Global Markets Holdings Inc.

In the graph below, references to “RTY2D” are to the Russell 2000 2% Decrement Index and references to “RTY” are to the price return of the Russell 2000® Index.

PAST PERFORMANCE OF THE RUSSELL 2000 2% DECREMENT INDEX AND RELATIVE PERFORMANCE BETWEEN THE RUSSELL 2000 2% DECREMENT INDEX AND THE PRICE RETURN OF THE RUSSELL 2000® INDEX ARE NOT INDICATIVE OF FUTURE PERFORMANCE

PS-18

Citigroup Global Markets Holdings Inc.

Annex C

Description of the S&P 500® 3% Decrement Index TR

The S&P 500® 3% Decrement Index TR is calculated, maintained and published by S&P Dow Jones Indices LLC. All information contained in this pricing supplement regarding the S&P 500® 3% Decrement Index TR has been derived from information provided by S&P Dow Jones Indices LLC, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC has no obligation to continue to publish, and may discontinue publication of, the S&P 500® 3% Decrement Index TR. The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. S&P Dow Jones Indices LLC is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes. The S&P 500® 3% Decrement Index TR was first published on January 28, 2019, and therefore has a limited performance history.

The S&P 500® 3% Decrement Index TR tracks the “total return” version of the S&P 500® Index (that is, a version that gives effect to a hypothetical reinvestment in the index of dividends paid on the stocks that make up the index) less a fixed decrement of 3% per annum. The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. For more information about the S&P 500® Index, see “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement. We refer to the S&P 500® Index as the “reference index” for the S&P 500® 3% Decrement Index TR.

The deduction of the fixed decrement is designed to make the S&P 500® 3% Decrement Index TR comparable to the “price return” version of the S&P 500® Index (that is, a version that does not include a reinvestment of dividends), but with a deduction of a fixed decrement from the total return of the S&P 500® Index rather than a deduction of the actual dividend yield on the stocks that make up the S&P 500® Index. The actual dividend yield on the stocks that make up the S&P 500® Index over any future period is uncertain. The use of a fixed decrement rather than actual dividend yield is designed to eliminate this uncertainty, which we expect to reduce the cost to us and our affiliates of hedging transactions that we intend to enter into in connection with the notes as compared to comparable transactions referencing the price return version of the S&P 500® Index.

Because of the deduction of the fixed decrement, the S&P 500® 3% Decrement Index TR will underperform the total return of the S&P 500® Index. If the fixed decrement exceeds the dividend yield on the stocks that make up the S&P 500® Index, the S&P 500® 3% Decrement Index TR will also underperform the price return of the S&P 500® Index.

The S&P 500® 3% Decrement Index TR is reported by Bloomberg L.P. under the ticker symbol “SPXDUT.”

License

S&P Dow Jones and Citigroup Global Markets Inc. have entered into an exclusive license agreement providing for the license to Citigroup Inc. and its other affiliates, in exchange for a fee, of the right to use the S&P 500® 3% Decrement Index TR in connection with certain financial products, including the notes.

“Standard & Poor’s”, “S&P” and “S&P 500” are trademarks of Standard & Poor’s Financial Services LLC. “Dow Jones” is a registered trademark of Dow Jones Trademark Holdings, LLC (“Dow Jones”). Trademarks have been licensed to S&P Dow Jones and have been licensed for use by Citigroup Inc. and its affiliates.

The license agreement between S&P Dow Jones and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement.

“The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones, Dow Jones, S&P or their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. S&P Dow Jones Indices’ only relationship to Citigroup Inc. and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P Dow Jones Indices and of the S&P indices, which are determined, composed and calculated by S&P Dow Jones Indices without regard to Citigroup Inc., its affiliates or the notes. S&P Dow Jones Indices have no obligation to take the needs of Citigroup Inc., its affiliates or the holders of the notes into consideration in determining, composing or calculating the S&P indices. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes.”

Comparison of Hypothetical Back-Tested and Historical S&P 500® 3% Decrement Index TR Performance Against Historical S&P 500® Index Price Return Performance

The following graph sets forth a comparison of the hypothetical back-tested and historical performance of the S&P 500® 3% Decrement Index TR against the historical price return performance of the S&P 500® Index from January 3, 2012 through September 16, 2022, each normalized to have a closing value of 100.00 on January 3, 2012 to facilitate a comparison.

All S&P 500® 3% Decrement Index TR performance information prior to January 28, 2019 is hypothetical and back-tested, as the S&P 500® 3% Decrement Index TR did not exist prior to that date. Hypothetical back-tested performance information is subject to the significant limitations described above under “Information About the S&P 500® 3% Decrement Index TR”.

In the graph below, references to “SPXDUT” are to the S&P 500® 3% Decrement Index TR and references to “SPX” are to the price return of the S&P 500® Index.

PS-19

Citigroup Global Markets Holdings Inc.

PAST PERFORMANCE OF THE S&P 500® 3% DECREMENT INDEX TR AND RELATIVE PERFORMANCE BETWEEN THE S&P 500® 3% DECREMENT INDEX TR AND THE PRICE RETURN OF THE S&P 500® INDEX ARE NOT INDICATIVE OF FUTURE PERFORMANCE

PS-20